Compensation Retention Agreement
KC Low Volatility PutWrite-CallWrite Q Fund
Kestenbaum Capital, LLC
March 13, 2024
This Compensation Retention Agreement (the "Agreement") is entered into by and between the KC Low Volatility PutWrite-CallWrite Q Fund, Kestenbaum Capital, LLC, and Roy Kestenbaum.
1)	Compensation Retention
Roy Kestenbaum hereby agrees that any compensation received from the Fund for services rendered as the portfolio manager or in any other capacity shall be retained within Kestenbaum Capital, LLC (the "Advisory Firm").
2)	Discretionary Use of Retained Compensation
The retained compensation within the Advisory Firm shall be used at the full discretion of the Advisory Firm and Roy Kestenbaum. This includes but is not limited to, reinvestment in the growth and operations of the firm, distribution to employees, and other business-related expenses.
3)	Cancelation of Agreement
This Agreement may be cancelled at any time by Roy Kestenbaum or by the Advisory Firm.
Signatures
This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof.
In witness whereof, the parties have executed this Agreement as of the date first written above.
KC Low Volatility PutWrite-CallWrite Q Fund
Authorized Person - Roy Kestenbaum
Kestenbaum Capital, LLC
Authorized Person - Roy Kestenbaum
Roy Kestenbaum